Exhibit 8.1

Entera Bio Ltd.

The following is a list of subsidiaries of Entera Bio Ltd. as of December 31, 2020:

SUBSIDIARY	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
Entera Bio Inc.	Delaware